Exhibit 5.1

November 27, 2018

DiaMedica Therapeutics Inc. c/o DiaMedica USA Inc. Suite 260, Two Carlson Parkway Minneapolis, Minnesota 55447

Dear Sirs/Mesdames:

RE: DiaMedica Therapeutics Inc. – Registration Statement on Form S-1

We have acted as special Canadian counsel for DiaMedica Therapeutics Inc., a corporation existing under the federal laws of Canada (the “Corporation”) in connection with its preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (SEC File No. 333-228313) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 4,600,000 voting common shares of the Corporation, including 600,000 Shares that may be sold by the Corporation upon exercise of an over-allotment option granted by the Corporation to the underwriters (the “Shares”).

We have examined copies of such corporate records of the Corporation and we have considered such questions of law and examined such statutes, regulations and orders, certificates and other documents as we consider necessary and relevant as the basis for the opinion set forth herein.

We are solicitors qualified to practice law in the Province of British Columbia (the "Province"). This opinion is rendered solely with respect to the laws of the Province and the federal laws of Canada applicable therein, and we express no opinion as to any laws or matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable therein.

For purposes of rendering the opinions expressed herein, we have assumed:

(a)	the genuineness of all signatures on documents, agreements and certificates;

(b)	the authenticity and completeness of all original documents examined by us and the conformity to authentic original documents of all certified copies, photocopies and facsimiles examined by us;

(c)	that the Corporation is, and at all relevant times has been, in compliance with applicable laws; and

(d)

the minute books of the Corporation provided to us contain all constating documents of the Corporation and are a complete record of the minutes and resolutions of the directors and shareholders of the Corporation.

We have made no independent investigation of the foregoing assumptions.

We express no opinion with respect to any filings, proceedings, permits, consents, orders or authorizations which may be required in connection with the issuance of the Shares.

Based upon and subject to the assumptions and qualifications herein expressed, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation and that when issued, delivered and paid for as described in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may come or be brought to our attention.

Yours truly

/s/ Pushor Mitchell LLP

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